SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                             ----------------------

                           INTERNATIONAL ISOTOPES INC.
             (Exact name of registrant as specified in its charter)


Texas                                          74-2763837
(State of incorporation or                     (I.R.S. Employer
organization)                                  Identification No.)

2600 Longhorn Boulevard, Suite 105 Austin, Texas           78758
     (Address of principal executive offices)            (Zip Code)

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
If this form relates to the registration    If this form relates to the registration of a
of a class of debt securities and is        class of debt securities and is to become
effective upon filing pursuant to           effective simultaneously with the
General Instruction A(c)(1)                 effectiveness of a concurrent registration
check the following box. [ ]                statement under the Securities Act of 1933
                                            pursuant to General Instruction A(c)(2)
                                            please check the following box. [ ]
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        Securities to be registered pursuant to Section 12(b) of the Act:


 Title of each class to be registered           Name of each exchange
                                                on which each class is
                                                to be registered

 Common Stock, $.01 par value                   Boston Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:


                                 Not Applicable

                               Page 1 of 4 Pages)

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Item 1.  Description of Registrant's Securities to be Registered.

     The shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable. Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by the stockholders. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The holders of the Common Stock have no preemptive rights or cumulative voting rights and there are no redemption, sinking fund or conversion provisions applicable to the Common Stock.

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any Preferred Stock that may be issued.

     Pursuant to the Company's Restated Articles of Incorporation, the Board of Directors is authorized, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and to establish the designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of Preferred Stock so issued. The issuance of shares of Preferred Stock could materially adversely affect the voting power and other rights of holders of Common Stock. Because the terms of the Preferred Stock may be fixed by the Board of Directors without stockholder action, the Preferred Stock could be issued quickly with terms designated to defeat a proposed takeover of the Company, or to make the removal of management or the directors of the Company more difficult. The authority to issue Preferred Stock or rights to purchase such stock could be used to discourage a change in control of the Company. Management of the Company is not aware of any threatened transactions to obtain control of the Company, and the board has no current plans to issue any shares of Preferred Stock.

                            Page 2 of 4 Pages

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Item 2.  Exhibits.

         3.1      Copy of Registrant's Restated Articles of Incorporation.  (1)

         3.2      Copy of Registrant's By-laws.  (1)

         4.1      Specimen Common Stock Certificate.  (1)


---------------
(1)Filed as Exhibit with corresponding Exhibit No. to Registrant's Registration Statement on Form SB-2 (File No. 333-26269) and incorporated herein by reference thereto.



                            Page 3 of 4 Pages


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                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                     INTERNATIONAL ISOTOPES INC.
                                     (Registrant)



                                     By:  /s/ Ira Lon Morgan
                                         ---------------------------------
                                          Ira Lon Morgan
                                          Chairman of the Board


Dated:  July 30, 1997





                            Page 4 of 4 Pages